Exhibit 10.2

First Amendment to Sublease

This First Amendment to Sublease (“First Amendment”) is made as of February 1, 2017 (the “Effective Date”) by and between CSR Technology, Inc., a Delaware corporation (“Sublandlord”) and Exar Corporation, a Delaware corporation (“Subtenant”).

RECITALS

WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated as of January 9, 2017 (the “Sublease”) covering certain premises (the “Sublease Premises”) comprising approximately 65,223 rentable square feet in that certain building located at 1060 Rincon Circle, San Jose, California 95131 (the “Building”), as more particularly described in the Sublease.

WHEREAS, the Master Landlord has provided in the written Landlord Consent to Sublease dated as of February 2, 2017 (the “Consent”) that its consent to the Sublease is conditioned upon Sublandlord agreeing to certain restoration or related payment obligations with respect to Subtenant’s proposed improvements in the Sublease Premises.

WHEREAS, the parties agree that any such restoration or related payment obligations shall be Subtenant’s sole and exclusive responsibility under the Sublease.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this First Amendment, and for other valuable consideration which they hereby acknowledge, the parties agree as follows:

1.     DEFINED TERMS. Terms used in this First Amendment which are not specifically defined herein shall have the same meaning as they have in the Sublease.

2.      RESTORATION. Section 15 of the Consent provides, in pertinent part (all references in the Consent excerpt below to “Landlord” are to Master Landlord, and references to “Premises” are to the “Sublease Premises”):

If Landlord elects to require Sublandlord to restore the Premises to the condition existing as of the date of the Sublease (reasonable wear and tear excepted), Landlord shall notify Sublandlord not less than one hundred eighty (180) days prior to the expiration or earlier termination of the Sublease of such requirement. Such restoration must be completed prior to the effective date of the termination of the Sublease at Sublandlord’s sole cost and expense. Landlord’s failure to so notify Sublandlord on or prior to such date shall be deemed Landlord’s agreement that Sublandlord shall not be required to restore the Premises upon the expiration or earlier termination of the Lease, but in such case, Sublandlord shall within thirty (30) days thereafter, provide an estimate (the “Estimated Cost”) from a third party general contractor of the cost to remove any and all Alterations, modifications or signage changes made after the date of the Sublease and to restore the Premises to the condition existing as of the date of the Sublease and shall at the end of the Sublease Term pay the Landlord the full Estimated Cost of such restoration. Notwithstanding the above, Landlord and Sublandlord agree that any additional HVAC, electrical capacity and fire suppression improvements would not require restoration, and that the Estimated Cost shall not include the cost to restore or alter any additional HVAC, electrical capacity and/or fire suppression improvements in the Sublease Premises. If Landlord and Subtenant agree to terms on a direct lease that extends beyond the Sublease Term, Sublandlord shall have no obligation to restore the Sublease Premises or to pay the Estimated Cost. Subtenant and Sublandlord have agreed in the Sublease that Subtenant shall be responsible for completing such restoration obligation, or paying the Estimated Cost, as the case may be, at Subtenant’s cost and expense.

Sublandlord and Subtenant hereby agree that all obligations imposed upon Sublandlord by the above excerpted language with respect to restoring the Sublease Premises or paying the Estimated Cost to Master Landlord (as elected by the Master Landlord in its discretion), as the case may be, shall be the express obligations of Subtenant under the Sublease and Consent. Subtenant assumes all of such obligations, and agrees that Sublandlord shall have no obligations with respect to such requirements whatsoever. Prior to Sublandlord’s obligation to provide an estimate to the Master Landlord pursuant to Section 15 of the Consent, Subtenant shall submit to the Sublandlord bids from at least two, and no more than three third-party contractors for the restoration work required pursuant to Section 15 of the Consent (collectively, “Subtenant’s Restoration Bids”). The “Estimated Cost” submitted to Master Landlord pursuant to Section 15 of the Consent shall be the amount set forth in one of Subtenant’s Restoration Bids, as selected by Sublandlord in their sole discretion.

3.     NO FURTHER MODIFICATION: Except as set forth in this First Amendment, all of the terms and provisions of the Sublease shall apply to the First Amendment and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Sublease" shall refer to the Sublease as amended by this First Amendment.

4.    COUNTERPARTS & ELECTRONIC TRANSMISSION: This First Amendment may be transmitted by electronic means of transmission and the reproduction of signatures by way of such electronic means will be treated as though such reproductions were executed originals. This First Amendment may be executed in any number of counterparts and all such counterparts taken together are deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, acting through their duly authorized employees, have executed this First Amendment as of the date first set forth above.

SUBLANDLORD: CSR TECHNOLOGY, INC. a Delaware corporation By: ________________________________ Its: _______________________________	SUBTENANT: EXAR CORPORATION a Delaware corporation By: _______________________________ Its: ______________________________

I have authority to bind the corporation.	I have authority to bind the corporation.

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